News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Web Site: www.GoodyearNewsRoom.com

MEDIA CONTACT:
Keith Price
330-796-1863

ANALYST CONTACT:
Greg Dooley
330-796-6704

FOR IMMEDIATE RELEASE

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Goodyear Completes Sale of Engineered Products Business

AKRON, Ohio, August 1, 2007 – The Goodyear Tire & Rubber Company today announced that it has completed the previously announced sale of substantially all of its Engineered Products business to EPD, Inc., an entity sponsored by Carlyle Partners IV, L.P., for $1.475 billion, subject to certain post-closing adjustments.

“The completion of the sale of the Engineered Products business is the culmination of the Capital Structure Improvement Plan we began in 2003,” said Robert J. Keegan, Goodyear chairman and chief executive officer. “This plan has been critical in creating a more competitive balance sheet that will now enable us to execute against our growth strategy by providing reliable access to capital throughout the economic cycle.”

Goodyear anticipates net proceeds of approximately $1.4 billion net of transaction costs, taxes and other agreed-upon payments related to employee buyouts and retirement benefits. It expects to record an after-tax gain on the sale in the third quarter of 2007.

The company expects to use the proceeds to reduce debt, address legacy obligations and invest in growing its core consumer and commercial tire businesses. Goodyear’s global strategy includes additional investment to increase high value added production capacity by 40 percent over five years and increase low cost capacity by 33 percent in existing plants as part of the strategy to drive low cost capacity to 50 percent of its total. Consistent with these global investment plans, Goodyear has agreed with the United Steelworkers to extend its commitment to invest in high value added capacity in North America beyond the previously announced three-year commitment.

The Engineered Products business operates 32 facilities in 12 countries and has approximately 6,300 associates. It manufactures and markets engineered rubber products for industrial, military, consumer and transportation original equipment end-users.

Goodyear is one of the world’s largest tire companies. The company employs about 70,000 people and manufactures its products in more than 60 facilities in 26 countries around the world. For more information about Goodyear go to www.goodyear.com/corporate.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those expected to be achieved under the company’s master labor contract with the United Steelworkers (USW) and those related to the closure of certain of the company’s manufacturing facilities; whether or not the various contingencies and requirements are met for the establishment of the Voluntary Employees’ Beneficiary Association (VEBA) to provide healthcare benefits for current and future USW retirees; potential adverse consequences of litigation involving the company; pension plan funding obligations; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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